Exhibit 99.1

News Corp Agrees to Acquire Opcity
Market-leading tech platform will enhance realtor.com® and lead generation offerings to benefit real estate professionals and consumers

NEW YORK, NY - Aug. 29, 2018 – News Corp today announced that its subsidiary Move, Inc., operator of realtor.com®, has entered into an agreement to acquire Opcity, the market-leading real estate technology platform that matches qualified home buyers and sellers with real estate professionals in real time.

The planned acquisition of Opcity, based in Austin, Texas, will broaden realtor.com®'s lead generation product portfolio, allowing real estate professionals to choose between traditional lead products that offer professionals the opportunity to work leads themselves or a concierge-based model that provides highly vetted, transaction-ready leads, which is the expertise Opcity brings to realtor.com®. The acquisition purchase price is $210 million, subject to adjustments.

Digital real estate services has become the fastest growing segment of News Corp, the most global digital property company. In the fiscal year ended June 30, 2018, Move, Inc.'s real estate revenues grew 20 percent, with total revenues up a healthy 15 percent for the year.  Move, Inc. has nearly doubled its revenues since News Corp's acquisition in 2014 to $452 million in fiscal 2018.

News Corp also owns 61.6 percent of REA Group Limited, the operator of the leading Australian residential property website, realestate.com.au. REA holds a 20 percent stake in Move, Inc.

"Through product innovation and powerful media platforms, News Corp is increasing its presence and capabilities in the burgeoning digital real estate services market," said Robert Thomson, Chief Executive of News Corp.  "We are absolutely focused on providing high quality services to real estate professionals and to consumers seeking to make an investment that is profoundly important to every family."

"Consumers and agents use realtor.com® for one primary purpose – to buy or sell a home," said Ryan O'Hara, CEO of Move, Inc. "This acquisition will help us bring buyers, sellers and agents together with as much simplicity, efficiency and choice as possible. The addition of Opcity to our portfolio will align with our strategy to enhance the experience of consumers, while providing our industry partners with more opportunities to connect with clients and grow their businesses."

Opcity leverages proprietary data sets, applied analytics and machine learning to more effectively capture online leads and instantly connect transaction-ready clients with the right agents. Utilizing a broker-centric model, Opcity has grown its U.S. client base to over 5,000 brokerages and more than 40,000 agents since 2015. Its customers include a number of franchised brands, such as Better Homes & Gardens, Keller Williams, ReMax, Century 21, Berkshire Hathaway Home Services and leading independent brokerage companies.

"This is a natural fit. Both realtor.com® and Opcity share a common purpose of simplifying a consumer's home buying journey, while helping real estate professionals connect and close more transactions," said Ben Rubenstein, CEO of Opcity. "Together, we'll provide an enhanced consumer experience and more choices for brokers and their agents to grow their business."

O'Hara added, "Both response time and matching a consumer with the right agent results in a great consumer experience and ultimately increases the likelihood of a closed transaction. By pairing personalized outreach with cutting-edge technology, Opcity has built a best-in-class platform that delivers close rates three to five times the industry average. That's why Opcity has been so widely embraced by real estate agents and brokers and that is why it's a perfect fit for what we believe is the best digital real estate platform in America, realtor.com®."

After closing, Rubenstein will remain CEO of Opcity, reporting to O'Hara.

The transaction is subject to customary closing conditions, including regulatory approval and approval by holders of the majority of Opcity shares.

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About News Corp
News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, and subscription video services in Australia. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content is distributed and consumed worldwide. More information is available at: http://www.newscorp.com.

About Move, Inc.
Move, Inc. provides access to unsurpassed real estate information, tools and professional expertise across a family of websites and mobile experiences for consumers and real estate professionals through all stages of the home journey. It has a perpetual license to operate realtor.com® from the National Association of REALTORS®.

The Move network includes realtor.com®, The Home of Home Search℠, as well as Doorsteps®, Moving.com™ and SeniorHousingNet℠. Realtor.com® pioneered the world of digital real estate 20 years ago, and today helps make all things home simple, efficient and enjoyable. Move also offers a complete solution of software products and services to help real estate professionals serve their clients and grow their business in a digital world, including ListHub™, the nation’s leading listings syndicator and centralized intelligence platform for the real estate industry; Top Producer® Systems; FiveStreet℠ and Reesio as well as many free services. For more information, visit realtor.com®.

About Opcity Inc.
Based in Austin, Texas, Opcity is modernizing the real estate industry by matching top real estate professionals with transaction-ready home buyers and sellers in real-time. Using  proprietary data sets and applied analytics, Opcity's unique technology and matching algorithm turn online inquiries into transactions, drive increases in conversion, and provide real estate professionals with centralized insights to effectively manage their pipelines. Opcity's growth has been fueled by investment from Silicon Valley-based Icon Ventures, with participation from artificial intelligence-focused Georgian Partners, and Texas-based LiveOak Venture Partners. For more information, visit www.Opcity.com.

Contact:

News Corp Corporate Communications
Jim Kennedy
212-416-4064
jkennedy@newscorp.com

Move, Inc. Corporate Communications
Janice McDill: janice.mcdill@move.com

News Corp Investor Relations
Michael Florin
212-416-3363
mflorin@newscorp.com
Forward- Looking Statements
This release contains forward-looking statements based on current expectations or beliefs, as well as assumptions about future events, and these statements are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. These statements appear in a number of places in this release and include statements with respect to, among other things, the potential benefits of the proposed acquisition.  Readers are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties.  Factors such as matters arising in connection with the parties' efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the acquisition could cause actual results to differ materially from those described in these forward-looking statements. The forward-looking statements in this document speak only as of this date and the parties undertake no obligation (and expressly disclaim any obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.